For Immediate Release
Contact:	Jerry Daly, Carol McCune
Donavon A. Heimes	Daly Gray
Supertel Hospitality	(Media Contact)
Chief financial officer	703.435.6293
402.371.2520	jerry@dalygray.com
Dheimes@supertelinc.com

Supertel Hospitality Reports 2008 Second Quarter Results

NORFOLK, Neb., August 4, 2008 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 125 hotels in 24 states, today announced results for the second quarter ended June 30, 2008.

Revenues for the 2008 second quarter improved 12.4 percent to $34.6 million, compared to the same period a year earlier. Net income available to common shareholders in the 2008 second quarter was $1.9 million, or $0.09 per fully diluted share, compared to income of $2.2 million, or $0.11 per diluted share, in the prior year same quarter.

Funds from operations (FFO) rose 8.8 percent to $5.6 million. FFO per share improved 8.3 percent to $0.26 per diluted share, compared to the 2007 second quarter’s $0.24 per diluted share. Earnings before interest, taxes, depreciation and amortization, minority interest and preferred stock dividends (Adjusted EBITDA) advanced 5.1 percent to $9.8 million.

Second Quarter Highlights

•	Completed an offering of 332,500 shares of 10% Series B Cumulative Preferred Stock (NASDAQ: SPPRO) with net proceeds of $7.7 million and additional cash used to pay an acquisition-related bridge loan.

•

Converted the variable interest rate on four mortgage loans payable to GECC totaling $64.6 million to an average annual fixed rate of 5.9% for the remaining term of 8.8 years; about 68 percent of the company’s debt is now fixed at favorable long-term rates.

Operating Results

“The first two months of the quarter were generally in line with our expectations but took a noticeable downturn in June, reflecting the worsening economy,” said Paul J. Schulte, Supertel’s chairman, president and CEO. “Our portfolio as a whole held its own, with same store revenue per available room (RevPAR) down 0.6 percent in the quarter.

“We had mixed RevPAR results in our three segments, reflecting economic and weather conditions. Our 56 same store economy hotels, which account for about 60 percent of our same store portfolio, performed quite well, with RevPAR up a strong 3.9 percent, compared to an industry decline of 2.0 percent for that segment, according to Smith Travel Research. Average daily rate (ADR) improved 1.1 percent and occupancy rose 2.8 percent. Our leisure travel remained strong throughout the quarter, while business and construction-related travel softened.”

The company’s 30 same store midscale without food and beverage properties’ RevPAR declined 4.4 percent, with ADR down 1.7 percent and occupancy off 2.7 percent. “Our seven same store extended stay properties were hardest hit. RevPAR was down 6.9 percent, with occupancy declining 2.0 percent and ADR off 5.0 percent. The lower results at our extended stay properties were largely due to the sharp drop-off in construction and contract activity, which together account for a substantial portion of our guest base for those hotels, especially in the Southeast. We believe that this base of business will return to more normal levels once this economic slowdown works through its cycle.”

Schulte said that in the second quarter of 2007 the company added approximately 2,900 rooms, the majority of which were located in the South Atlantic region. “The performance of these acquisitions in the 2008 second quarter occurred in a slow economic environment, with a fairly robust economic environment in effect for the same quarter of 2007. The sluggish economy in 2008 compared to last year impacted operating performance and resulted in the total portfolio RevPAR being down 5.0 percent driven largely by a 4.2 percent decline in occupancy. Again, we are confident the guest base for our South Atlantic properties will revert to more historic norms once the current economic slowdown runs through its cycle.”

“With a decline in top line revenues, it was difficult maintaining our margins, but our operators did a good job, with same store margins declining slightly from 32.7 percent to 32.3 percent,” he said. “We have made improvements in controlling our variable labor costs, but fixed labor costs are a factor even in a period of slower revenue growth, and we continue to experience rising energy costs. Our operators worked very hard to control variable costs, and overall performed well in difficult economic conditions. The recent decline in oil prices has not had a material impact on energy costs, but a continuation of falling oil prices would be a positive. We continue to evaluate energy-saving solutions and are sharing best practices among our hotels.”

Hotel and property operations expenses in the 2008 second quarter increased 15.6 percent due to acquisitions made in the past 12 months. Interest expense was flat, despite an additional $22 million in debt used to acquire 10 hotels. The lower relative interest was due to more attractive interest rates on a quarter to quarter comparative basis. Second quarter 2008 depreciation and amortization expense increased $0.7 million, compared to the prior year’s same period, also primarily related to hotel acquisitions.

Property operating income (POI), defined as revenue from room rentals and other hotel services less hotel and property operations expenses, improved 5.9 percent to $10.8 million,

principally from the new hotel acquisitions. The company believes POI is a useful measure of its hotels’ operating efficiencies.

General and administrative expense for the 2008 second quarter was essentially flat, up $0.1 million.

Balance Sheet

The company strengthened its balance sheet during the 2008 second quarter with two separate transactions. In May, the company converted $64.6 million of variable rate debt to an average annual fixed rate of 5.9 percent. “This transaction locks in attractive rates for the next eight years and adds stability to our balance sheet,” said Donavon A. Heimes, chief financial officer.

Also in the quarter, the company completed an offering of 332,500 shares of 10% Series B Cumulative Preferred Stock (NASDAQ: SPPRO), with net proceeds of $7.7 million and additional cash being used to pay down an acquisition-related bridge loan.

Dividend

Supertel paid a second quarter dividend of $0.12¾ per share on July 31, 2008 to common shareholders of record on June 30, 2008. The payment is a 10.9 percent increase over the 2007 second quarter. “Our dividend remains well covered, and our board will continue to evaluate our payout policy on a quarterly basis,” Heimes said.

Outlook

“We expect the hotel economy to continue to be challenging for at least the next few quarters,” Schulte said. “In addition, there is new supply coming on line through most of 2009. However, these levels are not anywhere near as high as they have been in recent cycles. A lot of development projects have been halted or delayed, which will have a positive impact on the supply/demand ratio by 2010.

“Our portfolio is in good physical shape, and our management companies are doing a much better job of controlling costs while working to increase top-line revenues,” he added. “We continue to work closely with them as we pursue our common goal of improving the operating performance of our hotels.

“We continue to review acquisition opportunities,” he added. “Pricing is improving and we expect more properties at more favorable pricing to come to market over the next 12 months. We feel no pressure to acquire at this time. Our dividend and balance sheet are in solid shape, but we remain flexible to respond to unique opportunities. While we have not been a recent seller of properties, we continuously review our portfolio to look for opportunities to sell and redeploy those funds in higher return assets.”

About Supertel Hospitality, Inc.

As of August 4, 2008, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 125 hotels comprised of 10,886 rooms in 24 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites and Masters Inn. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company specializes in limited-service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the company’s balance sheet as of June 30, 2008 and December 31, 2007. The company owned 125 hotels at June 30, 2008 and owned 115 hotels at December 31, 2007, (in thousands, except share data).

	As of
	June 30, 2008	December 31, 2007

	(unaudited)

ASSETS
Investments in hotel properties	$ 404,931	$ 376,240
Less accumulated depreciation	82,520	75,295
	322,411	300,945

Cash and cash equivalents	1,432	1,166
Accounts receivable	2,840	2,242
Prepaid expenses and other assets	4,059	4,725
Deferred financing costs, net	1,844	1,947

	$ 332,586	$ 311,025

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 16,890	$ 12,401
Long-term debt	210,963	196,840
	227,853	209,241

Minority interest in consolidated partnerships, redemption value $8,086 and $9,544
	9,936	10,178
Redeemable preferred stock
Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding, liquidation preference of $8,312
	7,684	-

SHAREHOLDERS' EQUITY
Preferred stock, 40,000,000 shares authorized;
Series A, 2,500,000 shares authorized, $.01 par value, 826,089 and 932,026 shares outstanding, liquidation preference of $8,261 and $9,320
	8	9
Common stock, $.01 par value, 100,000,000 shares authorized; 20,883,634 and 20,696,126 shares outstanding.
	209	207

Additional paid-in capital	112,793	112,792
Distributions in excess of retained earnings	(25,897)	(21,402)
	87,113	91,606

COMMITMENTS AND CONTINGENCIES

	$ 332,586	$ 311,025

The following table sets forth the Company’s unaudited results of operations for the three and six months ended June 30, 2008 and 2007, respectively, (in thousands, except per share data).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES
Room rentals and other hotel services	$34,644	$30,820	$62,620	$50,167

EXPENSES
Hotel and property operations	23,802	20,582	45,220	35,258
Depreciation and amortization	3,741	3,018	7,320	5,602
General and administrative	1,040	927	1,996	1,850
	28,583	24,527	54,536	42,710

EARNINGS BEFORE NET GAIN (LOSS) ON DISPOSITIONS OF ASSETS, OTHER INCOME, INTEREST EXPENSE, MINORITY INTEREST AND INCOME TAXES

	6,061	6,293	8,084	7,457

Net gain (loss) on dispositions of assets	(1)	-	1	-
Other income	32	42	63	77
Interest expense	(3,441)	(3,392)	(7,101)	(5,491)
Minority interest	(194)	(99)	(181)	(142)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
	2,457	2,844	866	1,901

Income tax (expense) benefit	(334)	(438)	364	112

NET INCOME	2,123	2,406	1,230	2,013

Preferred stock dividends	(236)	(248)	(422)	(538)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
	$ 1,887	$ 2,158	$ 808	$ 1,475

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
EPS Basic	$ 0.09	$ 0.11	$ 0.04	$ 0.07
EPS Diluted	$ 0.09	$ 0.11	$ 0.04	$ 0.07

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited – In thousands, except per share data:

	Three months		Six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007
Weighted average shares outstanding for:
calculation of earnings per share - basic	20,826	20,083	20,764	19,866
calculation of earnings per share - diluted	20,826	20,105	20,764	19,888

Weighted average shares outstanding for:
calculation of FFO per share - basic	20,826	20,083	20,764	19,866
calculation of FFO per share - diluted	22,346	22,356	22,347	22,335

Reconciliation of Weighted average number of shares for
EPS diluted to FFO per share diluted:
EPS diluted shares	20,826	20,105	20,764	19,888
Common stock issuable upon exercise or conversion of:
Warrants	-	32	-	23
Series A Preferred Stock	1,520	2,219	1,583	2,424
FFO per share diluted shares	22,346	22,356	22,347	22,335

Reconciliation of net income to FFO
Net income available to common shareholders	$ 1,887	$ 2,158	$ 808	$ 1,475
Depreciation and amortization	3,741	3,018	7,320	5,602
Net (gain) loss on disposition of assets	1	-	(1)	-
FFO available to common shareholders	$ 5,629	$ 5,176	$ 8,127	$ 7,077

FFO per share - basic	$ 0.27	$ 0.26	$ 0.39	$ 0.36
FFO per share - diluted	$ 0.26	$ 0.24	$ 0.38	$ 0.34

FFO is a non-GAAP financial measure. We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT. We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

Unaudited-In thousands
	Three months		Six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

Net income available to common shareholders	$ 1,887	$ 2,158	$ 808	$ 1,475
Interest	3,441	3,392	7,101	5,491
Income tax expense (benefit)	334	438	(364)	(112)
Depreciation and amortization	3,741	3,018	7,320	5,602
Minority interest	194	99	181	142
Preferred stock dividends	236	248	422	538
Adjusted EBITDA	$ 9,833	$ 9,353	$ 15,468	$ 13,136

Adjusted EBITDA is a non-GAAP financial measure. We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends, which are a cash charge.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither measurement reflects cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the operations of the Company’s hotel properties for the three and six months ended June 30, 2008 and 2007, respectively. The Company owned 125 and 115 hotels at June 30, 2008 and 2007, respectively. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating results (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results.

Unaudited-In thousands, except statistical data:	Three months		Six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007
Same Store:
Revenue per available room (RevPAR):
Midscale w/o F&B	$ 49.48	$ 51.76	$ 44.45	$ 46.47
Economy	$ 34.41	$ 33.12	$ 30.04	$ 28.64
Extended Stay	$ 17.07	$ 18.34	$ 17.30	$ 17.44
Total	$ 36.46	$ 36.67	$ 32.63	$ 32.58

Average daily room rate (ADR):
Midscale w/o F&B	$ 72.91	$ 74.16	$ 71.34	$ 72.52
Economy	$ 49.04	$ 48.50	$ 48.42	$ 48.11
Extended Stay	$ 25.21	$ 26.55	$ 25.11	$ 26.55
Total	$ 52.78	$ 53.24	$ 51.59	$ 52.54

Occupancy percentage:
Midscale w/o F&B	67.9%	69.8%	62.3%	64.1%
Economy	70.2%	68.3%	62.0%	59.5%
Extended Stay	67.7%	69.1%	68.9%	65.7%
Total	69.1%	68.9%	63.2%	62.0%

Unaudited-In thousands, except statistical data:
	Three months		Six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007

Total Hotels:
Revenue per available room (RevPAR):	$ 34.04	$ 35.82	$ 30.72	$ 32.77
Average daily room rate (ADR):	$ 51.59	$ 52.00	$ 49.90	$ 51.53
Occupancy percentage:	66.0%	68.9%	61.6%	63.6%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$33,722	$29,991	$60,860	$48,726
Telephone revenue	92	135	191	246
Other hotel service revenues	830	694	1,569	1,195
Total revenue from room rentals and other hotel services	$34,644	$30,820	$62,620	$50,167

Room rentals and other hotel services
Same Store locations	$24,665	$24,855	$41,351	$41,147
Acquisitions	9,979	5,965	21,269	9,020
Total room rental and other hotel services	$34,644	$30,820	$62,620	$50,167

Hotel and property operations expense
Same Store locations	$16,709	$16,723	$29,698	$29,531
Acquisitions	7,093	3,859	15,522	5,727
Total hotel and property operations expense	$23,802	$20,582	$45,220	$35,258

Property Operating Income ("POI")
Same Store locations	$ 7,956	$ 8,132	$11,653	$11,616
Acquisitions	2,886	2,106	5,747	3,293
Total property operating income	$10,842	$10,238	$17,400	$14,909

POI as a percentage of revenue from room rentals and other hotel services

Same Store locations	32.3%	32.7%	28.2%	28.2%
Acquisitions	28.9%	35.3%	27.0%	36.5%
Total POI as a percentage of revenue	31.3%	33.2%	27.8%	29.7%

Same Store reflects 88 hotels owned as of January 1, 2007, for the six months ended June 30, 2008 and 2007, and 93 hotels owned as of April 1, 2007 for the three months ended June 30, 2008 and 2007.

Unaudited - In thousands
	Three months		Six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007

RECONCILIATION OF NET INCOME TO POI
Net income	$ 2,123	$ 2,406	$ 1,230	$ 2,013
Depreciation and amortization	3,741	3,018	7,320	5,602
Net (gain) loss on disposition of assets	1	-	(1)	-
Other income	(32)	(42)	(63)	(77)
Interest expense	3,441	3,392	7,101	5,491
Minority interest	194	99	181	142
General and administrative expense	1,040	927	1,996	1,850
Income tax expense (benefit)	334	438	(364)	(112)
POI	$ 10,842	$ 10,238	$ 17,400	$ 14,909